UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 4, 2019

Allakos Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38582	45-4798831
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

975 Island Drive, Suite 201

Redwood City, California 94065

(Address of principal executive offices, including zip code)

(650) 597-5002

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001	ALLK	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On December 4, 2019, Allakos Inc. (the “Company”) entered into a lease agreement (the “Lease”) with ARE-San Francisco No. 63, LLC (the “Landlord”) for approximately 98,000 square feet of office space in a building to be constructed at 825 Industrial Road, San Carlos, California 94070 (the “Premises”). The Company expects to move into the Premises in mid-2021.

The term of the Lease commences on the date the Premises are delivered to the Company in shell condition ready for the Company to make certain tenant improvements (the “Commencement Date”). The Premises are currently estimated to be delivered on or about November 1, 2020. Subject to certain exceptions, monthly rent payments under the Lease are expected to commence on the earlier of (i) nine (9) months after the Commencement Date or (ii) the date the Company’s tenant improvements are substantially completed (the “Rent Commencement Date”). The term of the Lease will continue until the end of the 123rd full calendar month following the Rent Commencement Date, unless earlier terminated in accordance with the terms of the Lease.

Beginning on the Rent Commencement Date, the Company is obligated to make monthly rent payments in an amount of $5.75 per rentable square foot, at an annualized base rate of $69.00 per rentable square foot per year, which is subject to scheduled increases for the term of the Lease on each anniversary of the Rent Commencement Date, plus certain operating expenses, property taxes and insurance costs. Subject to certain terms, the Lease provides a 90-day rent free period immediately following the Rent Commencement Date. Pursuant to the Lease, the Landlord will contribute up to $150.00 per rentable square foot of the Premises (or approximately $14.7 million) toward the cost of tenant improvements for the Premises.

The Lease also provides the Company a right of first refusal (“ROFR”) from the date of the Lease until the date which is 12 months following the Rent Commencement Date covering certain additional office space (the “ROFR Space”) under which the Landlord must provide notice of any pending deal to lease all or a portion of the ROFR Space to a third party (“Pending Deal”). If the Company elects to exercise its ROFR, the ROFR Space will be added to the Lease on the same general terms described therein, except that the terms of the Lease will be modified to reflect the terms of the Pending Deal, subject to conditions and terms more particularly described in the Lease.

The Company is also required to provide the Landlord with a $1.47 million security deposit in the form of a letter of credit. The Company has the right to sublease the Premises, subject to certain conditions and landlord consent. The Company also has a one-time option to renew the Lease for an additional five years at the then prevailing effective market rental rate.

The Lease also contains customary provisions allowing the Landlord to terminate the Lease if the Company fails to remedy a breach of any of its obligations within specified time periods, or upon bankruptcy or insolvency of the Company.

The foregoing summary of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, which will be filed as an exhibit to the Company's Annual Report on Form 10-K for the period ending December 31, 2019.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 of this Current Report on Form 8-K by reference.

Exhibit Number	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allakos Inc.

Date: December 9, 2019	By:	/s/ Robert Alexander
Robert Alexander
Chief Executive Officer

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